CALCULATION OF REGISTRATION FEE
	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Market-Linked Auto-Callable Step-Up Notes due 2027	$7,996,000	$916.34

June 2012 Pricing Supplement No. 228 Registration Statement No. 333-178081 Dated June 26, 2012 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index
due June 29, 2027
The notes are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.  Unlike ordinary debt securities, the notes do not provide for the regular payment of interest.  Instead, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  If the index closing value is less than the barrier level on any observation date, we will pay no interest for the related monthly period.  The contingent monthly coupons, if any, will be paid at an annual rate of: (i) in Years 1 to 5: 7.00%, (ii) in Years 6 to 10: 10.00% and (iii) in Years 11 to maturity: 15.00%.  In addition, the notes will be automatically redeemed if the index closing value of the S&P 500® Index is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the fourth business day preceding June 29, 2017.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.  Investors will not participate in any appreciation of the S&P 500® Index and should be willing to hold their notes for the entire 15-year term.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$7,996,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	June 26, 2012
Original issue date:	June 29, 2012 (3 business days after the pricing date)
Maturity date:	June 29, 2027
Early redemption:
If, on any redemption determination date, beginning on the fourth business day preceding June 29, 2017, the index closing value of the underlying index is greater than or equal to the initial index value, the notes will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Redemption determination dates:	Quarterly, on the fourth business day preceding each scheduled early redemption date, beginning on the fourth business day preceding June 29, 2017
Early redemption dates:
Quarterly, on the 29th day of each March, June, September and December, beginning June 29, 2017 and ending March 29, 2027; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial index value:	1,319.99, which is the index closing value on the pricing date
Contingent monthly coupon:
A contingent coupon will be paid monthly, if, and only if, the closing value of the underlying index is at or above the barrier level on the related observation date, at an annual rate of:
•      from and including the original issue date to but excluding June 29, 2017, 7.00%
•      from and including June 29, 2017 to but excluding June 29, 2022, 10.00%
•      from and including June 29, 2022 to but excluding the maturity date, 15.00%
If, on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable monthly period.  It is possible that the underlying index will remain below the barrier level for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive no contingent monthly coupons.

Barrier level:	850
Contingent coupon payment dates:
Monthly, on the 29th day of each month (or, in the case of February, the last calendar day of such month), subject to postponement as described below; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day.

Observation dates:
The fourth business day preceding each scheduled contingent coupon payment date, beginning with the July 29, 2012 contingent coupon payment date, subject to postponement for non-index business days and certain market disruption events

Payment at maturity:	At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the final observation date, if any.
CUSIP / ISIN:	617482S88 / US617482S889
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per note	$1,000	$35	$965
Total	$7,996,000	$279,860	$7,716,140
(1)      The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)      Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note.  See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.

Product Supplement for Auto-Callable Securities dated November 21, 2011    Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

Investment Summary

Market Linked Auto-Callable Step-Up Notes

Unlike ordinary debt securities, Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027 (the “notes”) do not provide for the regular payment of interest.  Instead, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 850, which we refer to as the barrier level, on the related observation date.  If the index closing value is less than the barrier level on any observation date, we will pay no coupon for the related monthly period.  The contingent coupons, if any, will be paid at an annual rate of: (i) in Years 1 to 5: 7.00%, (ii) in Years 6 to 10: 10.00% and (iii) in Years 11 to maturity: 15.00%.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive no contingent monthly coupons.  We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any contingent coupon payment date.  Even if the underlying index were to be at or above the barrier level on some monthly observation dates, it may fluctuate below the barrier level on others.

Maturity:	15 years
Contingent monthly coupon:
A contingent coupon will be paid monthly, if, and only if, the closing value of the underlying index is at or above the barrier level on the related observation date, at an annual rate of:
•      from and including the original issue date to but excluding June 29, 2017, 7.00%
•      from and including June 29, 2017 to but excluding June 29, 2022, 10.00%
•      from and including June 29, 2022 to but excluding the maturity date, 15.00%

If, on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable monthly period.  It is possible that the underlying index will remain below the barrier level for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive no contingent monthly coupons.

If the index closing level is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the fourth business day preceding June 29, 2017, the notes will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related observation date.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

Key Investment Rationale

Unlike ordinary debt securities, the notes do not provide for the regular payment of interest.  Instead, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments for the entire 15-year term of the notes in exchange for an opportunity to earn interest at a potentially above market rate if the S&P 500® Index closes at or above the barrier level on each monthly observation date, unless the notes are redeemed early.  The following scenarios are for illustration purposes only to demonstrate how the coupon is calculated, and do not attempt to demonstrate every situation that may occur and, accordingly, the notes may or may not be redeemed, and the contingent coupon may be payable in some but not all of the monthly periods during the 15-year term of the notes.

Scenario 1: The notes are redeemed prior to maturity, and coupons are paid for all monthly periods
This scenario assumes that, prior to redemption, the underlying index closes at or above the barrier level on every monthly observation date.  Investors receive the contingent monthly coupon for all such monthly interest periods.

When the underlying index closes greater than or equal to the initial index value on a quarterly redemption determination date (starting on the fourth business day preceding June 29, 2017), the notes will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related observation date. Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2: The notes are redeemed prior to maturity, and coupons are paid for some, but not all, monthly periods
This scenario assumes that, prior to redemption, the underlying index closes at or above the barrier level on some monthly observation dates but below the barrier level on the others.  Investors receive the contingent monthly coupon for the monthly periods that the index closing value is at or above the barrier level on the related observation date.

When the underlying index closes greater than or equal to the initial index value on a quarterly redemption determination date, the notes will be automatically redeemed as described in scenario 1.

Scenario 3: The notes are not redeemed prior to maturity, and coupons are paid for all monthly interest periods
This scenario assumes that the underlying index closes at or above the barrier level on every monthly observation date (but below the initial index value on every quarterly redemption determination date).  Investors receive the contingent monthly coupon for each interest period during the 15-year term of the notes.  At maturity, in addition to the contingent monthly coupon with respect to the final observation date, investors will also receive the stated principal amount.

Scenario 4: The notes are not redeemed prior to maturity, and coupons are paid for some, but not all, monthly interest periods
This scenario assumes that the underlying index closes at or above the barrier level on some monthly observation dates and below the barrier level on the others and the underlying index closes below the initial index value on every quarterly redemption determination date.  Investors receive the contingent monthly coupon for the monthly periods that the index closing value is at or above the barrier level on the related observation date.  At maturity, in addition to the contingent monthly coupon with respect to the final observation date, if any, investors will receive the stated principal amount.

Scenario 5: The notes are not redeemed prior to maturity, and no coupons are paid for the entire 15-year term
This scenario assumes that the underlying index closes below the barrier level on every monthly observation date (and therefore below the initial index value on every quarterly redemption determination date). Since the underlying index closes below the barrier level on every monthly observation date, investors do not receive any contingent coupon during the entire 15-year term of the notes.  At maturity, investors will receive the stated principal amount.

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly coupon will be determined on each monthly observation date and whether the notes are redeemed prior to maturity will be determined on each quarterly redemption determination date.  The actual initial index value is as set forth on the cover page of this document.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Barrier Level:	850
Hypothetical Initial Index Value:	1,300
Contingent Monthly Coupon:	•	From and including the original issue date to but excluding June 29, 2017, 7.00% per annum (corresponding to approximately $5.8333 per month)
	•	From and including June 29, 2017 to but excluding June 29, 2022, 10.00% per annum (corresponding to approximately $8.3333 per month)
	•	From and including June 29, 2022 to but excluding the maturity date, 15.00% per annum (corresponding to $12.50 per month)

With respect to each contingent coupon payment date, a contingent monthly coupon is paid only if the closing value of the underlying index is at or above the barrier level on the related observation date.

Stated Principal Amount:	$1,000

In Examples 1 and 2, the index closing value of the underlying index is greater than or equal to the initial index value on one of the quarterly redemption determination dates (beginning on the fourth business day preceding June 29, 2017) and therefore the note is automatically redeemed on the related early redemption date.  In Examples 3, 4 and 5, the index closing value is less than the initial index value on all of the redemption determination dates, and, consequently, the note is not automatically redeemed prior to, and remains outstanding until, maturity.  The numbers in the hypothetical examples below may have been rounded for the ease of analysis.

Example 1—The note is automatically redeemed following the redemption determination date in September 2017, as the index closing value is greater than the initial index value on such redemption determination date, which follows the first redemption determination date in June 2017.  The index closing value is at or above the barrier level on all 63 observation dates preceding the early redemption. You receive the contingent monthly coupons with respect to all the 63 observation dates and the early redemption payment (which includes the contingent monthly coupon with respect to the observation date immediately preceding the early redemption), as illustrated by the table below:

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Early Redemption Payment
1 to 59	1,100 to 1,200	7.00% (corresponding to approximately $5.8333 per month)	$5.8333 × 59 = $344.17	N/A
60 to 62	1,000 to 1,050	10.00% (corresponding to approximately $8.3333 per month)	$8.3333 × 3 = $25.00	N/A
63	1,320	10.00% (corresponding to approximately $8.3333 per month)	—*	$1,008.33

* The early redemption payment includes the unpaid contingent monthly coupon with respect to the related observation date.

The total payment per note over the 5.25-year term of the notes is $344.17 + $25.00 + $1,008.33 = $1,377.50.

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

Example 2—The note is automatically redeemed following the redemption determination date in June 2019, as the index closing value is equal to the initial index value on such redemption determination date.  The index closing value is at or above the barrier level on only 6 of the 84 observation dates preceding the early redemption, being observation dates 1 to 2, observation dates 45 to 47 and observation date 84.  You receive the contingent monthly coupons with respect to those 6 observation dates and the early redemption payment (which includes the contingent monthly coupon with respect to the observation date immediately preceding the early redemption), as illustrated by the table below:

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Early Redemption Payment
1 to 2	880 to 900	7.00% (corresponding to approximately $5.8333 per month)	$5.8333 × 2 = $11.67	N/A
3 to 44	780 to 820	7.00% (corresponding to approximately $5.8333 per month)	$0	N/A
45 to 47	900 to 1,200	7.00% (corresponding to approximately $5.8333 per month)	$5.8333 × 3 = $17.50	N/A
48 to 59	800 to 840	7.00% (corresponding to approximately $5.8333 per month)	$0	N/A
60 to 83	790 to 840	10.00% per annum (corresponding to approximately $8.3333 per month)	$0	N/A
84	1,300	10.00% per annum (corresponding to approximately $8.3333 per month)	—*	$1,008.33

* The early redemption payment includes the unpaid contingent monthly coupon with respect to the related observation date.

The total payment per note over the 7-year term of the notes is $11.67 + $17.50 + $1,008.33 = $1,037.50.

Example 3—The note is not redeemed prior to maturity, as the index closing value is less than the initial index value on all observation dates.  The index closing value is at or above the barrier level on all of the observation dates.  You receive the contingent monthly coupons with respect to all those observation dates and payment at maturity (which includes the contingent monthly coupon with respect to the final observation date), as illustrated by the table below:

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Payment at Maturity
1 to 59	900 to 950	7.00% (corresponding to approximately $5.8333 per month)	$5.8333 × 59 = $344.17	N/A
60 to 119	925 to 1,000	10.00% per annum (corresponding to approximately $8.3333 per month)	$8.3333 × 60 = $500.00	N/A
120 to 149	1,000 to 1,200	15.00% per annum (corresponding to $12.50 per month)	$12.50 × 30 = $375.00	N/A
150	1,250	15.00% per annum (corresponding to $12.50 per month)	—*	$1,012.50

* The payment at maturity includes the unpaid contingent monthly coupon with respect to the related observation date.

The total payment per note over the terms of the notes is $344.17 + $500.00 + $375.00 + $1,012.50 = $2,231.67.

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

Example 4—The note is not redeemed prior to maturity, as the index closing value is less than the initial index value on all observation dates.  The index closing value is at or above the barrier level on 20 of the 150 observation dates, being observation dates 1 to 10 and 73 to 82.  You receive the contingent monthly coupons with respect to those 20 observation dates and payment at maturity of $1,000 per note, as illustrated by the table below:

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Payment at Maturity
1 to 10	850 to 900	7.00% (corresponding to approximately $5.8333 per month)	$5.8333 × 10 = $58.33	N/A
12 to 59	800 to 840	7.00% (corresponding to approximately $5.8333 per month)	$0	N/A
60 to 72	810 to 845	10.00% per annum (corresponding to approximately $8.3333 per month)	$0	N/A
73 to 82	855 to 880	10.00% per annum (corresponding to approximately $8.3333 per month)	$8.3333 × 10 = $83.33	N/A
83 to 119	800 to 835	10.00% per annum (corresponding to approximately $8.3333 per month)	$0	N/A
120 to 149	820 to 845	15.00% per annum (corresponding to $12.50 per month)	$0	N/A
150	840	15.00% per annum (corresponding to $12.50 per month)	—	$1,000.00

The total payment per note over the 15-year term of the notes is $58.33 + $83.33 + $1,000.00 = $1,141.67.

Example 5—The note is not redeemed, as the index closing value is less than the initial index value on all observation dates.  The index closing value is below the barrier level at all of the observation dates.  You receive the payment at maturity of $1,000 per note but no contingent monthly coupons for the entire 15-year term of the notes.

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Payment at Maturity
1 to 59	800 to 830	7.00% (corresponding to approximately $5.8333 per month)	$0	N/A
60 to 119	830 to 845	10.00% per annum (corresponding to approximately $8.3333 per month)	$0	N/A
120 to 149	810 to 840	15.00% per annum (corresponding to $12.50 per month)	$0	N/A
150	835	15.00% per annum (corresponding to $12.50 per month)	—	$1,000.00

The total payment per note over the 15-year term of the notes is $1,000.00.

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

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The notes do not provide for the regular payment of interest and you may receive no coupon payments throughout the entire 15-year term of the notes. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest during the entire 15-year term of the notes.  Instead, the notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 850, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value is lower than the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable contingent coupon payment date.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive no contingent monthly coupons.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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The contingent coupon, if any, is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any contingent coupon payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent coupon on any contingent coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on monthly observation dates, if the closing value of the underlying index on any observation date is below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

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Investors will not participate in any appreciation in the underlying index.  Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the notes will be limited to the contingent monthly coupon that is paid with respect to each observation date on which the index closing value is greater than or equal to the barrier level.

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Early redemption risk. The term of your investment in the notes may be limited to as short as five years by the automatic early redemption feature of the notes.  If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.  In addition, if the notes are redeemed prior to maturity, you may not receive the benefit of the step-ups in annual rates in the later part of the term of the notes.

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The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index has been below the barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the notes mature,
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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the value of the S&P 500® Index at the time of sale is below the barrier level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be below the barrier level on each observation date so that you will receive no return on your investment.  There can be no assurance that the closing value of the underlying index will be at or above the barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “S&P 500® Index Overview” beginning on page 10.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 15-year term of the notes.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could affect whether the underlying index closes at or above (i) the barrier level on the observation dates and, accordingly, whether we pay a contingent monthly coupon on the notes or (ii) the initial index level on the

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. has determined the initial index value and will determine whether you receive a contingent monthly coupon on each contingent coupon payment date and at maturity and whether the notes will be redeemed on any early redemption date.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the notes on the applicable contingent coupon payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the barrier level.

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on June 26, 2012:

Bloomberg Ticker Symbol:	SPX	52 Week High (on 4/2/2012):	1,419.04
Current Index Value:	1,319.99	52 Week Low (on 10/3/2011):	1,099.23
52 Weeks Ago:	1,268.45

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2007 through June 26, 2012.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on June 26, 2012 was 1,319.99.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Underlying Index Daily Closing Values January 1, 2007 to June 26, 2012

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter (through June 26, 2012)	1,419.04	1,278.04	1,319.99

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  See “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

Additional Information About the Notes
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Monthly
Record date:
The record date for each contingent coupon payment date shall be the date one business day prior to such scheduled contingent coupon payment date; provided, however, that any coupon payable at maturity or upon early redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Day count convention:	30/360
Alternate exchange calculation in the case of an event of default
The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement:

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes (the “acceleration amount”) shall be determined by the calculation agent and shall be an amount in cash equal to $1,000 plus any accrued but unpaid portion of the contingent monthly coupon applicable to the then current interest period.  The contingent monthly coupon, if any, for such interest period shall be determined as if the date of such acceleration were the related observation date and the portion deemed to have accrued shall be based on the number of days that have elapsed, calculated on a 30/360 basis, from and including the previous contingent coupon payment date (or the original issue date, if applicable) to but excluding the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Postponement of contingent coupon payment dates (including the maturity date)
If any observation date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled contingent coupon payment date (including the maturity date), the contingent coupon payment date (or the maturity date) will be postponed to the second business day following that observation date as postponed, and no adjustment will be made to any contingent coupon payment made on that postponed date.

Denominations:	$1,000 per note and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the notes.  This discussion applies only to initial investors in the notes who:

•    purchase the notes at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
•    will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
•    certain financial institutions;
•    insurance companies;
•    certain dealers and traders in securities, commodities, or foreign currencies;

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

•    investors holding the notes as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
•    U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•    partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•    regulated investment companies;
•    real estate investment trusts;
•    tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•    persons subject to the alternative minimum tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•    a citizen or individual resident of the United States;
•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Interest Accruals on the Notes.  Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), a U.S. Holder of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield, as described below, regardless of whether the holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  Accordingly, a U.S. Holder may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•    the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,
•    the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and
•    a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt

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Market Linked Auto-Callable Step-Up Notes Based on the Performance of the S&P 500® Index due June 29, 2027

instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes.  This schedule must produce a yield to maturity that equals the comparable yield.  Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date.  Accordingly, we have determined that the “comparable yield” is a rate of 6.1415% per annum, compounded monthly.  Based on the comparable yield set forth above, the projected payment schedule consists of the following payments:

July 29, 2012	$6.03	July 29, 2017	$5.92	July 29, 2022	$6.23
August 29, 2012	$6.03	August 29, 2017	$5.82	August 29, 2022	$6.23
September 29, 2012	$6.03	September 29, 2017	$5.82	September 29, 2022	$6.23
October 29, 2012	$6.03	October 29, 2017	$5.82	October 29, 2022	$6.13
November 29, 2012	$5.92	November 29, 2017	$5.71	November 29, 2022	$6.13
December 29, 2012	$5.92	December 29, 2017	$5.71	December 29, 2022	$6.13
January 29, 2013	$5.82	January 29, 2018	$5.71	January 29, 2023	$6.03
February 28, 2013	$5.82	February 28, 2018	$5.61	February 28, 2023	$6.03
March 29, 2013	$5.82	March 29, 2018	$5.61	March 29, 2023	$6.03
April 29, 2013	$5.71	April 29, 2018	$5.61	April 29, 2023	$5.92
May 29, 2013	$5.71	May 29, 2018	$5.51	May 29, 2023	$5.92
June 29, 2013	$5.61	June 29, 2018	$5.51	June 29, 2023	$5.92
July 29, 2013	$5.61	July 29, 2018	$5.51	July 29, 2023	$5.82
August 29, 2013	$5.51	August 29, 2018	$5.51	August 29, 2023	$5.82
September 29, 2013	$5.51	September 29, 2018	$5.40	September 29, 2023	$5.82
October 29, 2013	$5.51	October 29, 2018	$5.40	October 29, 2023	$5.71
November 29, 2013	$5.40	November 29, 2018	$5.40	November 29, 2023	$5.71
December 29, 2013	$5.40	December 29, 2018	$5.30	December 29, 2023	$5.71
January 29, 2014	$5.30	January 29, 2019	$5.30	January 29, 2024	$5.61
February 28, 2014	$5.30	February 28, 2019	$5.30	February 29, 2024	$5.61
March 29, 2014	$5.30	March 29, 2019	$5.30	March 29, 2024	$5.61
April 29, 2014	$5.19	April 29, 2019	$5.19	April 29, 2024	$5.51
May 29, 2014	$5.19	May 29, 2019	$5.19	May 29, 2024	$5.51
June 29, 2014	$5.19	June 29, 2019	$5.19	June 29, 2024	$5.51
July 29, 2014	$5.09	July 29, 2019	$5.09	July 29, 2024	$5.40
August 29, 2014	$5.09	August 29, 2019	$5.09	August 29, 2024	$5.40
September 29, 2014	$5.09	September 29, 2019	$5.09	September 29, 2024	$5.40
October 29, 2014	$4.99	October 29, 2019	$5.09	October 29, 2024	$5.30
November 29, 2014	$4.99	November 29, 2019	$4.99	November 29, 2024	$5.30
December 29, 2014	$4.99	December 29, 2019	$4.99	December 29, 2024	$5.30
January 29, 2015	$4.99	January 29, 2020	$4.99	January 29, 2025	$5.19
February 28, 2015	$4.88	February 29, 2020	$4.99	February 28, 2025	$5.19
March 29, 2015	$4.88	March 29, 2020	$4.88	March 29, 2025	$5.19
April 29, 2015	$4.78	April 29, 2020	$4.88	April 29, 2025	$5.19
May 29, 2015	$4.78	May 29, 2020	$4.88	May 29, 2025	$5.09
June 29, 2015	$4.78	June 29, 2020	$4.88	June 29, 2025	$5.09
July 29, 2015	$4.78	July 29, 2020	$4.78	July 29, 2025	$5.09
August 29, 2015	$4.68	August 29, 2020	$4.78	August 29, 2025	$4.99
September 29, 2015	$4.68	September 29, 2020	$4.78	September 29, 2025	$4.99
October 29, 2015	$4.68	October 29, 2020	$4.78	October 29, 2025	$4.99
November 29, 2015	$4.57	November 29, 2020	$4.68	November 29, 2025	$4.88
December 29, 2015	$4.57	December 29, 2020	$4.68	December 29, 2025	$4.88
January 29, 2016	$4.57	January 29, 2021	$4.68	January 29, 2026	$4.88
February 29, 2016	$4.57	February 28, 2021	$4.57	February 28, 2026	$4.78
March 29, 2016	$4.47	March 29, 2021	$4.57	March 29, 2026	$4.78
April 29, 2016	$4.47	April 29, 2021	$4.57	April 29, 2026	$4.78
May 29, 2016	$4.47	May 29, 2021	$4.57	May 29, 2026	$4.78
June 29, 2016	$4.47	June 29, 2021	$4.57	June 29, 2026	$4.68
July 29, 2016	$4.36	July 29, 2021	$4.47	July 29, 2026	$4.68
August 29, 2016	$4.36	August 29, 2021	$4.47	August 29, 2026	$4.68
September 29, 2016	$4.36	September 29, 2021	$4.47	September 29, 2026	$4.57
October 29, 2016	$4.36	October 29, 2021	$4.36	October 29, 2026	$4.57
November 29, 2016	$4.26	November 29, 2021	$4.36	November 29, 2026	$4.57
December 29, 2016	$4.26	December 29, 2021	$4.36	December 29, 2026	$4.57
January 29, 2017	$4.26	January 29, 2022	$4.36	January 29, 2027	$4.47
February 28, 2017	$4.26	February 28, 2022	$4.26	February 28, 2027	$4.47
March 29, 2017	$4.16	March 29, 2022	$4.26	March 29, 2027	$4.47
April 29, 2017	$4.16	April 29, 2022	$4.26	April 29, 2027	$4.36
May 29, 2017	$4.16	May 29, 2022	$4.26	May 29, 2027	$4.36
June 29, 2017	$4.16	June 29, 2022	$4.26	June 29, 2027	$1,004.36

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For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of a note for U.S. federal income tax purposes.  They do not constitute a projection or representation by us regarding the actual amounts that will be paid on a note.

Adjustments to Interest Accruals on the Notes.  If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” equal to the amount of such deficit.  This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, early redemption or retirement of the notes.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Early Redemption or Retirement of Notes.  Generally, the sale, exchange or early redemption of a note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or early redemption of a note will be equal to the difference between (a) the amount received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the note.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the sale, exchange or early redemption of the notes.

Upon the scheduled retirement of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the note.  For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be, and to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the scheduled retirement of the notes.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange, early redemption or retirement of a note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term capital loss if the note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the

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IRS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, early redemption or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•    an individual who is classified as a nonresident alien;
•    a foreign corporation; or
•    a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•    certain former citizens or residents of the United States; or
•    a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including OID, if any) on the notes, provided that:

•    the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•    the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•    the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
•    the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the notes at maturity as well as in connection with the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or

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powers) should consider the U.S. federal estate tax implications of an investment in the notes. Assuming that the treatment of the notes as debt instruments as set forth in “Tax Considerations—General” is respected for U.S. federal estate tax purposes, the following U.S. federal estate tax consequences should result. Absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

The discussion in the preceding paragraphs under “Tax Considerations,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

During the term of the notes, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect whether the underlying index closes at or above (i) the barrier level on the observation dates and, accordingly, whether we pay a monthly contingent coupon on the notes or (ii) the initial index level on the redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions

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determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $35 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley,

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authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 21, 2011

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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